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                                                                  Exhibit 99.1


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this ____ day of _______________, 1998, by and between NATIONAL CITY BANK and POLLY B. LECHNER, as Trustees (the "Trustees") under Trust Agreement dated December 10, 1986, as amended and restated and as further amended (the "Trust Agreement"), established by Carl Brandt, as grantor ("Seller"), PENNSYLVANIA STATE UNIVERSITY (the "University"), POLLY B. LECHNER, an individual, and BETSY
B. BRANDT, an individual, and CITIZENS BANCSHARES, INC., an Ohio corporation which is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("Buyer").

                                   WITNESSETH:

         WHEREAS, Seller owns 262,066 shares of common stock (the "Shares") of NSD Bancorp, Inc., a Pennsylvania corporation (the "Company"); and

         WHEREAS, under the Trust Agreement, the Trustees are directed to distribute to the University 45,000 of the Shares; and

         WHEREAS, Polly B. Lechner and Betsy B. Brandt are the sole residuary beneficiaries under the Trust Agreement; and

         WHEREAS, Seller desires to sell the Shares to Buyer and Buyer desires to acquire the Shares from Seller; and

         NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Shares. The purchase and sale shall take place in two installments: 129,167 shares of approximately 4.99% of the issued and outstanding shares of the Company, shall be purchased and sold upon the execution and delivery of this agreement (the "Initial Shares"). The remaining 132,899 shares shall be purchased and sold at the Closing (as hereinafter defined) (the "Remaining Shares"). Upon the execution and delivery of this Agreement, Seller shall deliver to Buyer one or more certificates representing the Initial Shares, together with stock powers duly endorsed for transfer. At the Closing, Seller shall deliver to Buyer one or more certificates representing the Remaining Shares, together with stock powers duly endorsed for transfer.

         2. CONSIDERATION. The consideration payable for the Shares shall be $34.76 per share, or an aggregate of $9,109,414.16 (the "Purchase Price"). Upon the execution and delivery of this Agreement, Buyer shall deliver $4,489,844.92 of the Purchase Price for the Initial Shares by wire transfer of immediately available funds. At the Closing Buyer shall deliver the balance of the

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Purchase Price, or $4,619,569.24, to Seller by wire transfer of immediately available funds pursuant to wire instructions delivered to Buyer by Seller at least one business day prior to the date of the Closing.

         3. CLOSING. The Closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place no later than three business days following satisfaction of the conditions set forth in Section 6. Buyer agrees to file the required notice for approval of the transaction contemplated by this Agreement with all requisite regulatory bodies within ten (10) business days after the execution and delivery of this Agreement.

         4. REPRESENTATIONS OF SELLER. Seller represents and warrants to Buyer as follows:

            a. Seller has full right, power and authority under the Trust Agreement to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by Seller and is a valid, legally binding and enforceable obligation of Seller.

            b. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority; or
(ii) conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien upon any of the parties or assets of Seller pursuant to any indenture, deed of trust, lease, contract, agreement or other instrument, or any order, judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which Seller is a party, or by which Seller or any of its assets or properties may be bound.

            c. Seller owns the Shares, free and clear of any and all liens, charges and encumbrances, except for the rights of the University and Polly B. Lechner and Betsy B. Brandt under the Trust Agreement.

            d. With the exception of Berwind Financial L.P., Seller has engaged no broker, investment banker or agent with respect to the sale of the Shares. Seller will indemnify and hold harmless Buyer from and against any costs and fees of any such broker, investment broker or agent engaged or claiming to be engaged by Seller.

         5. Representations of Buyer. Buyer represents and warrants to Seller as follows:

            a. Subject to the approval of the Federal Reserve Board and the Pennsylvania Department of Banking, Buyer has full right, power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by Buyer and is a valid, legally binding and enforceable obligation of Buyer.

            b. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action by Buyer and do not (i) require the consent, approval or authorization of any

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person, corporation, partnership, joint venture or other business association or public authority (except for approval by the Federal Reserve Board); or (ii) conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien upon any of the properties or assets of Buyer pursuant to any indenture, deed of trust, lease, contract, agreement or other instrument, or any order, judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which Buyer is a party, or by which Buyer or any of its assets or properties may be bound.

            c. Buyer is purchasing the Shares for its own account for investment purposes and not with a current view to resale. Buyer is an accredited investor and has the requisite knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in the Shares.

            d. Buyer has not engaged any broker, investment banker or agent with respect to the purchase of the Shares. Buyer will indemnify and hold harmless Seller from and against any costs and fees of any such broker, investment broker or agent engaged or claiming to be engaged by Buyer.

         6. Conditions Precedent to the Obligations of the Parties. The obligations of each party under this Agreement are subject to the condition that Buyer shall have received all necessary approvals from the Federal Reserve Board and the Pennsylvania Department of Banking to consummate the transactions contemplated by this Agreement. The obligations of Seller under this Agreement are subject to the condition that the representations and warranties of Buyer shall be true and correct as of the date of the Closing, and the obligations of Buyer under this Agreement are subject to the condition that the representations and warranties of Seller shall be true and correct as of the date of the Closing.

         7. Joinder. Each of the University, Polly B. Lechner and Betsy B. Brandt agrees to the sale and purchase of the Shares contemplated by this Agreement. The University agrees that distributions required to be made to them under the Trust Agreement may be made in cash equal to their pro rata shares of the Purchase Price (net of expenses of Seller in connection with the sale of the Shares).

         8. Integration. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, understandings, commitments and practices among the parties including, without limitation, that certain letter agreement dated April 20, 1998 by and among Berwind Financial, L.P. (on behalf of Seller), The Citizens Banking Company and Buyer.

         9. Non-Assignability. This Agreement and any rights pursuant hereto shall not be assignable by Seller or Buyer without the prior written consent of the other.

         10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.



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         11. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and in accordance with the laws of the Commonwealth of Pennsylvania.

         12. Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

             (a)      If to Buyer:

                      Citizens Bancshares, Inc.
                      10 East Main Street
                      Salineville, OH  43945
                      Attn:  Marty E. Adams, President

             (b)      If to Seller:

                      Polly B. Lechner
                      2185 Ben Franklin Road
                      Pittsburgh, PA  15237

                      with a copy to:

                      Henry E. Rea, Jr.
                      Brandt, Milnes & Rea
                      4900 USX Tower
                      600 Grant Street
                      Pittsburgh, PA  15219

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the date first above written.


WITNESS/ATTEST:                              NATIONAL CITY BANK, as Trustee


        /s/                                  By:            /s/
------------------------------               ------------------------------------------
Henry E. Rea, Jr.                                     Polly B. Lechner, Trustee

        /s/                                  By:            /s/
------------------------------               ------------------------------------------
Henry E. Rea, Jr.                                     National City Bank, as Trustee
                                                      By Susan L. Stout
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
                                             PENNSYLVANIA STATE UNIVERSITY


        /s/                                  By:            /s/
------------------------------               ------------------------------------------
Joan L. Coble                                        David E. Branigan
Assistant Secretary                                  Associate Treasurer


WITNESS/ATTEST:


        /s/                                                 /s/
------------------------------               ------------------------------------------
Henry E. Rea, Jr.                            Polly B. Lechner

        /s/                                                 /s/
------------------------------               ------------------------------------------
Henry E. Rea, Jr.                            Betsy B. Brandt


                                                      CITIZENS BANCSHARES, INC.


                                              By:          /s/
---------------------------------             -----------------------------------------
                                                     Marty E. Adams, President